Exhibit 4.8
COMMERCE ENERGY GROUP, INC.
AMENDED AND RESTATED
2005 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
     I, the undersigned participant the Commerce Energy Group, Inc. Amended and Restated 2005 Employee Stock Purchase Plan (the “ESPP”), hereby notify Commerce Energy Group, Inc. (the “Company”) that I hereby withdraw from the participation in the ESPP for the purchase period which began on                     , 20 ___(the “Enrollment Date”). I hereby direct the Company to pay to me, as promptly as practicable, all the payroll deductions credited to my account with respect to such Purchase Period. I understand and agree that my purchase option for such Purchase Period will be automatically terminated.
     I understand further that no further payroll deductions will be made for the purchase of shares in the current Purchase Period, and that I shall be eligible to participate in succeeding Purchase Periods only by delivering to the Company a new Subscription Agreement for a future Purchase Period beginning after the date of this withdrawal but only once for re-commencing participation within the same calendar year.

Name and Address of Participant:

Signature:

Date: